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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-4 (No. 333-205718) of our reports dated April 8, 2015, relating to the statutory financial statements and supplemental schedules of Forethought Life Insurance Company and the financial statements of Forethought Life Insurance Company Separate Account A which appear in the November 9, 2015 Statement of Additional Information, which is also incorporated by reference into the Registration Statement. We also consent to the references to us as experts under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Houston, TX
December 14, 2015